PEACHTREE ALTERNATIVE STRATEGIES FUND

Institutional Shares

Supplement dated November 19, 2021 to the Prospectus,

dated August 30, 2021, as supplemented

This Supplement provides new and additional information beyond that in, and should be read in conjunction with, the Fund’s Prospectus.

Investment Adviser Change in Control

Homrich & Berg, Inc. (“H&B”), the Fund’s previous investment adviser, entered into an agreement to sell a minority ownership interest in its firm to NMSEF I Holdings V, L.P. (“NMSEF”) (as successor to New Mountain Strategic Equity Fund I, L.P. by assignment) and NMC HB, Inc. (“NMCHB”), both of which are affiliates of New Mountain Capital, LLC, a growth-oriented investment firm with over $30 billion in assets under management (NMSEF and NMCHB are hereinafter collectively referred to as “New Mountain”). To effectuate this agreement, H&B created a new subsidiary, HB Wealth Management, LLC (“HBWM”), and contributed substantially all of its assets to HBWM in exchange for a majority ownership interest (59.15%) in HBWM, with other legacy owners of H&B owning an additional 0.85% interest in HBWM through an entity known as HB Legacy Owners LLC. NMSEF and NMCHB then invested in HBWM in exchange for a minority ownership interest in HBWM (NMSEF 38.82% and NMCHB 1.18%) (the “New Mountain Transaction”). In connection with these transactions, HBWM assumed the rights and obligations formerly held by H&B. The New Mountain Transaction closed on September 30, 2021, and HBWM began serving as the interim investment adviser to the Fund pursuant to an interim investment advisory agreement between the Fund and HBWM (the “Interim Advisory Agreement”) that became effective as of that date. An interim expense limitation agreement between the Fund and HBWM (the “Interim ELA”) also became effective as of September 30, 2021.

Under the Investment Company Act of 1940, as amended (the “1940 Act”), which applies to the Fund, a person or entity that owns more than 25% of the voting interest in a company is presumptively deemed to be a control person of that company, while a person or entity that owns 25% or less of the voting interest in a company is presumptively deemed not to be a control person of that company. Prior to the New Mountain Transaction, Andrew Berg, H&B’s Chief Executive Officer and Founder, was H&B’s only presumptive control person based on his greater than 25% voting ownership percentage. Shortly after the New Mountain Transaction, Mr. Berg sold some of his voting interests in H&B to other H&B employees such that his voting ownership interest in H&B decreased to below 25% (the “H&B Internal Transactions”). Consequently, following the New Mountain Transaction and the H&B Internal Transactions (collectively referred to as the “Transactions”), Mr. Berg is no longer a presumptive control person of H&B by virtue of his ownership interest in H&B. In addition, because Mr. Berg does not indirectly own a greater than 25% ownership interest in HBWM, he is not a presumptive control person of that entity. H&B and NMSEF are HBWM’s only presumptive direct or indirect control persons by virtue of their voting ownership interests in HBWM. New Mountain Strategic Investments GP I, LLC (“NMSI”), which serves as the General Partner of NMSEF, likely would also be viewed as a control person of NMSEF by virtue of that relationship, and therefore also may be viewed as an indirect control person of HBWM. No other person or entity owns a greater than 25% ownership interest in NMSEF.

HBWM does not expect any interruption of the Fund’s daily business as a result of the consummation of the Transactions. The Fund’s portfolio managers, Ford Donohue and Stephanie Lang, will continue managing the Fund without interruption and there will be no changes to the Fund’s portfolio management, investment objectives, principal investment strategies or principal risks.

New Investment Advisory Agreement and New Expense Limitation Agreement

Pursuant to the investment advisory agreement between the Fund and H&B in effect prior to September 30, 2021 (the “Previous Advisory Agreement”), H&B served as investment adviser to the Fund. Because the 1940 Act presumptively defines the owner of a greater than 25% voting interest in a company as a control person of that company, the consummation of the Transactions resulted in a change of control of H&B. Under the 1940 Act and the terms of the Previous Advisory Agreement, the consummation of the Transactions constituted an assignment of the Previous Advisory Agreement, resulting in its immediate termination.

A new investment advisory agreement between the Fund and HBWM (the “New Advisory Agreement”) was approved by the Fund’s Board of Trustees at a meeting held on September 22, 2021 and by the shareholders of the Fund at a meeting held on November 19, 2021. The New Advisory Agreement became effective on November 19, 2021 and replaced the Interim Advisory Agreement. There are no material differences among the Previous Advisory Agreement, the Interim Advisory Agreement and the New Advisory Agreement with respect to the services provided by the investment adviser and the management fees paid to the investment adviser.  There are no changes to the investment objectives or principal investment strategies of the Fund or the composition of the Fund’s portfolio management team.

In addition, a new expense limitation agreement (the “New ELA”) between the Fund and HBWM became effective on November 19, 2021 and replaced the Interim ELA. The substantive terms of the New ELA are identical to those of the Interim ELA and the expense limitation agreement previously in effect between the Fund and H&B, other than the dates of effectiveness.

Changes to Prospectus

The changes described below to the Fund’s Prospectus are effective immediately.

All references in the Prospectus to Homrich & Berg, Inc. as the Fund’s investment adviser are changed to HB Wealth Management, LLC.

All references in the Prospectus to the expiration date of the Expense Limitation Agreement are changed from August 31, 2022 to November 19, 2022.

In the sub-section entitled “Adviser” within the section entitled “Prospectus Summary” on page 9 of the Prospectus, the first two sentences are deleted in their entirety and replaced with the following:

HB Wealth Management, LLC, a Georgia limited liability company, is the Adviser. The Adviser is a registered investment adviser with its principal offices at 3550 Lenox Rd. NE, Suite 2700, Atlanta, GA, 30326.

As of September 30, 2021, the Adviser’s total assets under management were approximately $10 billion.

In the sub-section entitled “Investment Adviser” within the section entitled “Management” on page 30 of the Prospectus, the first paragraph is deleted in its entirety and replaced with the following:

HB Wealth Management, LLC, 3550 Lenox Rd. NE, Suite 2700, Atlanta, GA, 30326, serves as the investment adviser to the Fund. The Adviser has operated as an SEC-registered investment adviser since November 2021. The Adviser provides investment advisory services to private investment funds in addition to the Fund. As of September 30, 2021, the Adviser had $10 billion in assets under management. Homrich & Berg, Inc. and NMSEF I Holdings V, L.P. are the controlling principals of the Adviser.

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The sub-sections entitled “Investment Advisor Change of Control” and “Investment Advisory Agreements and Expense Limitation Agreements” within the section entitled “Management” on page 30 of the Prospectus are deleted in their entirety.

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For more information, or to obtain a copy of the Fund’s Prospectus free of charge, please contact (800) 657-3812.

This Supplement and the Fund’s Prospectus provide relevant information for all shareholders and should be retained for future reference.

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PEACHTREE ALTERNATIVE STRATEGIES FUND

Institutional Shares

Supplement dated November 19, 2021 to the Statement of Additional Information (“SAI”), dated August 30, 2021, as supplemented

This Supplement provides new and additional information beyond that in, and should be read in conjunction with, the Fund’s SAI.

Investment Adviser Change in Control

Homrich & Berg, Inc. (“H&B”), the Fund’s previous investment adviser, entered into an agreement to sell a minority ownership interest in its firm to NMSEF I Holdings V, L.P. (“NMSEF”) (as successor to New Mountain Strategic Equity Fund I, L.P. by assignment) and NMC HB, Inc. (“NMCHB”), both of which are affiliates of New Mountain Capital, LLC, a growth-oriented investment firm with over $30 billion in assets under management (NMSEF and NMCHB are hereinafter collectively referred to as “New Mountain”). To effectuate this agreement, H&B created a new subsidiary, HB Wealth Management, LLC (“HBWM”), and contributed substantially all of its assets to HBWM in exchange for a majority ownership interest (59.15%) in HBWM, with other legacy owners of H&B owning an additional 0.85% interest in HBWM through an entity known as HB Legacy Owners LLC. NMSEF and NMCHB then invested in HBWM in exchange for a minority ownership interest in HBWM (NMSEF 38.82% and NMCHB 1.18%) (the “New Mountain Transaction”). In connection with these transactions, HBWM assumed the rights and obligations formerly held by H&B. The New Mountain Transaction closed on September 30, 2021, and HBWM began serving as the interim investment adviser to the Fund pursuant to an interim investment advisory agreement between the Fund and HBWM (the “Interim Advisory Agreement”) that became effective as of that date. An interim expense limitation agreement between the Fund and HBWM (the “Interim ELA”) also became effective as of September 30, 2021.

Under the Investment Company Act of 1940, as amended (the “1940 Act”), which applies to the Fund, a person or entity that owns more than 25% of the voting interest in a company is presumptively deemed to be a control person of that company, while a person or entity that owns 25% or less of the voting interest in a company is presumptively deemed not to be a control person of that company. Prior to the New Mountain Transaction, Andrew Berg, H&B’s Chief Executive Officer and Founder, was H&B’s only presumptive control person based on his greater than 25% voting ownership percentage. Shortly after the New Mountain Transaction, Mr. Berg sold some of his voting interests in H&B to other H&B employees such that his voting ownership interest in H&B decreased to below 25% (the “H&B Internal Transactions”). Consequently, following the New Mountain Transaction and the H&B Internal Transactions (collectively referred to as the “Transactions”), Mr. Berg is no longer a presumptive control person of H&B by virtue of his ownership interest in H&B. In addition, because Mr. Berg does not indirectly own a greater than 25% ownership interest in HBWM, he is not a presumptive control person of that entity. H&B and NMSEF are HBWM’s only presumptive direct or indirect control persons by virtue of their voting ownership interests in HBWM. New Mountain Strategic Investments GP I, LLC (“NMSI”), which serves as the General Partner of NMSEF, likely would also be viewed as a control person of NMSEF by virtue of that relationship, and therefore also may be viewed as an indirect control person of HBWM. No other person or entity owns a greater than 25% ownership interest in NMSEF.

HBWM does not expect any interruption of the Fund’s daily business as a result of the consummation of the Transactions. The Fund’s portfolio managers, Ford Donohue and Stephanie Lang, will continue managing the Fund without interruption and there will be no changes to the Fund’s portfolio management, investment objectives, principal investment strategies or principal risks.

New Investment Advisory Agreement and New Expense Limitation Agreement

Pursuant to the investment advisory agreement between the Fund and H&B in effect prior to September 30, 2021 (the “Previous Advisory Agreement”), H&B served as investment adviser to the Fund. Because the 1940 Act presumptively defines the owner of a greater than 25% voting interest in a company as a control person of that company, the consummation of the Transactions resulted in a change of control of H&B. Under the 1940 Act and the terms of the Previous Advisory Agreement, the consummation of the Transactions constituted an assignment of the Previous Advisory Agreement, resulting in its immediate termination.

A new investment advisory agreement between the Fund and HBWM (the “New Advisory Agreement”) was approved by the Fund’s Board of Trustees at a meeting held on September 22, 2021 and by the shareholders of the Fund at a meeting held on November 19, 2021. The New Advisory Agreement became effective on November 19, 2021 and replaced the Interim Advisory Agreement. There are no material differences among the Previous Advisory Agreement, the Interim Advisory Agreement and the New Advisory Agreement with respect to the services provided by the investment adviser and the management fees paid to the investment adviser.  There are no changes to the investment objectives or principal investment strategies of the Fund or the composition of the Fund’s portfolio management team.

In addition, a new expense limitation agreement (the “New ELA”) between the Fund and HBWM became effective on November 19, 2021 and replaced the Interim ELA. The substantive terms of the New ELA are identical to those of the Interim ELA and the expense limitation agreement previously in effect between the Fund and H&B, other than the dates of effectiveness.

Changes to SAI

The changes described below to the Fund’s SAI are effective immediately.

All references in the SAI to Homrich & Berg, Inc. as the Fund’s investment adviser are changed to HB Wealth Management, LLC.

All references in the SAI to the expiration date of the Expense Limitation Agreement are changed from August 31, 2022 to November 19, 2022.

The sub-sections entitled “Investment Advisor Change of Control” and “Investment Advisory Agreements and Expense Limitation Agreements” within the section entitled “Investment Advisory Services” on page 19 of the SAI are deleted in their entirety.

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For more information, or to obtain a copy of the Fund’s SAI free of charge, please contact (800) 657-3812.

This Supplement and the Fund’s SAI provide relevant information for all shareholders and should be retained for future reference.

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